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                                                                    EXHIBIT 3.1Y


                          ARTICLES OF INCORPORATION OF
                                 F-M ENGINEERING
                              COMPANY, INCORPORATED

        We, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to Chapter 301 as amended, of the laws of the State of Minnesota, do hereby certify as follows:

                                   ARTICLE I.

        That the name of this corporation shall be F-M Engineering Company, Incorporated.

                                   ARTICLE II.

        The nature of the business of the corporation and the purposes proposed to be transacted, promoted or carried on by it are as follows:

        1. To purchase, acquire, hold, improve, sell, convey assign, release, mortgage, encumber, lease, hire and deal in real and personal property of every kind and nature including stocks and securities of other corporations and to take securities for the payment of all sums due the corporation and to sell, assign and release such securities.

        2. To manufacture, buy, sell, deal in, and to engage in, conduct and carry on the business of manufacturing, buying, selling and dealing in goods, wares, and merchandise of every class and description as a wholesale distributor, jobber or retailer.

        3. To purchase or otherwise acquire letters patent, concessions, licenses, inventions, rights and privileges, subject to royalty or otherwise, and whether exclusive, nonexclusive or limited, or any part interest in such letters patent, concessions, licenses, inventions, rights and privileges, whether in the United States or in any other part of the world.

             To sell, let or grant any patent rights, concessions, licenses, inventions, rights or privileges belonging to the company, or which it may acquire, or any interest in the same,

             To register any patent or patents for any invention or inventions, or obtain exclusive or other privileges in respect of the same, in any part of the world, and to apply for, exercise, use or otherwise deal with or turn to account any patent rights, concessions, monopolies or other rights or privileges, either in the United States or in any other part of the world.

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             To develop, manufacture and produce, and trade and deal in all machinery, plant, articles, appliances, things capable of being manufactured, produced or traded in by virtue of or in connection with any such letters patent, concessions, licenses, inventions, rights, or privileges as aforesaid.

        4. To borrow money and to make and issue notes, bonds, debentures, obligations and evidences of indebtedness of all kinds whether secured by mortgage, pledge, or otherwise without limitation as to amount and to secure the same by mortgage, pledge or otherwise and generally to make and perform agreements and contracts of every kind and description.

        5. To purchase, hold, sell and re-issue the shares of its own capital stock.

        6. To carry on any business whatsoever which the corporation may deem proper or convenient in connection with any of the foregoing purposes or otherwise or which may be calculated directly or indirectly to promote the interest of the corporation or to enhance the value of its property and in that respect to have and to exercise all the powers conferred by the laws of the State of Minnesota upon business corporations formed under the laws of said State. To conduct its business in this state or in any other state.

                                  ARTICLE III.

        The duration of said corporation shall be perpetual.

                                   ARTICLE IV.

        The principal place for the transaction of its business shall be the City of Moorhead in the state of Minnesota, and the location and post office address of its registered office in this state shall be 1031 Center Avenue, Moorhead, Minnesota.

                                   ARTICLE V.

        The corporation shall be authorized to issue 2500 shares of stock without par value, consisting of 500 shares of common voting stock without par value and 2000 shares of common non-voting stock without par value.

        All the shares of stock in said corporation are to be held, and sold for such amount and on such terms and at such time as the Board of Directors may from time to time determine.

                                   ARTICLE VI.

        The shares of stock of said corporation shall be of two classes:

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        1.   500 shares of common voting stock without par value. This stock shall be the only stock which shall have any voting power and the holders thereof shall have one vote for each share of common voting stock without par value held by them.

        2. 2000 shares of common nonvoting stock without par value. Said stock shall not have any voting rights at any meeting of the Stockholders except under those circumstances where the holders of such stock are entitled to vote for purposes of amending the Articles of Incorporation so as to change their rights as set forth in the provisions of Chapter 301 of Minnesota Statutes.

                                  ARTICLE VII.

        The stated capital at which said corporation shall commence business is $l,000.00.

                                  ARTICLE VIII.

        The name and post office address of the incorporators and members of the first Board of Directors are as follows:

     NAME                                     ADDRESS
------------------            ---------------------------------------
Wayne Gustafson               1601 South 8th St.,  Moorhead,  Minn.

Hugo V. Olson                 1508 3rd St. South,  Moorhead,  Minn.

William S. Acheson            2220 River Shore Drive, Moorhead, Minn.

        The above named Directors shall serve until the first annual meeting of the corporation as the same is designated when the Bylaws of the corporation are adopted at the first meeting of the stockholders after a certificate of incorporation has been issued to said corporation by the Secretary of State of the State of Minnesota.

        IN WITNESS WHEREOF, the parties hereto have set their hands and seals this 26th day of April, 1957.